Exhibit 99.1

Boeing Commercial Airplanes
P.O. Box 3707 MC 21-70
Seattle, WA 98124-2207 www.boeing.com

Boeing to Adjust 2010 Twin-Aisle Airplane Production Plan; First-Quarter 2009 Results to Reflect Impacts of Production Decisions and Lower Price Escalation

SEATTLE, April 9, 2009 — Boeing [NYSE: BA] today announced that it will adjust its twin-aisle airplane production plans for 2010 due to significant deterioration in the business environment for airlines and cargo operators driven by unprecedented global economic conditions.

Monthly production of the 777 will decline from seven to five airplanes per month beginning in June 2010. Boeing will also delay previous plans to modestly increase 747-8 and 767 production. No change is being made at this time to the 737 production rate.

In addition, the weak global economy has contributed to significant declines in the escalation indices that affect forecasted pricing for commercial airplanes already ordered.

The production decisions and unfavorable price escalation are expected to reduce Boeing’s first-quarter 2009 net earnings by approximately $0.38 per share. Because the 747 program is currently in a loss position, the reduced earnings associated with the factors above will be recorded for most units in the 747 backlog. That impact, somewhat offset by a refinement in cost estimates, accounts for approximately $0.31 per share of the first-quarter charge. For the other commercial programs, the impact will be reflected in lower margins on deliveries as they occur, including an estimated $0.07 per share net earnings reduction in the quarter.

The company will update its 2009 guidance when it reports first-quarter results on April 22.

“These are extremely difficult economic times for our customers,” said Boeing Commercial Airplanes President and CEO Scott Carson. “It’s necessary to adjust our production plans to align supply with these tough market conditions. We are in close contact with our customers as we continue to monitor this dynamic business environment.”

The production rate decisions announced today solely reflect delivery deferrals requested by customers in response to unprecedented declines in global passenger and air-cargo volumes. No 767, 747 or 777 orders have been cancelled this year. Boeing’s commercial backlog of more than 3,500 airplanes remains strong and well-diversified in terms of airplane models, geography and customer business models.

Forward-Looking Information is Subject to Risk and Uncertainty

Certain statements in this report may be “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “targets,” and similar expressions are used to identify these forward-looking statements. Forward-looking statements are based upon assumptions about future events that may not prove to be accurate. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak to events only as of the date they are made and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by federal securities laws. Specific factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to, those set forth below and other important factors disclosed previously and from time to time in our other filings with the Securities and Exchange Commission: The effect of economic conditions in the United States and globally; the adequacy of coverage, by allowance for losses, of risks related to our non-U.S accounts receivable being payable in U.S. dollars; the impact on our accounts receivable and customer financing portfolios due to customer defaults, changes in customer credit ratings and credit default rates, and/or changes in collateral values; the continued viability and growth of Commercial Airplanes revenues, as affected by indexed price escalation, changes in customer and supplier contracts, and successful execution of our backlog in this segment; the effects of customers cancelling, modifying and/or rescheduling contractual orders; the timing and effects of any decisions to increase or decrease the rate of commercial airplane production; the timing and effects of decisions to complete or launch a Commercial Airplanes program; the ability to successfully develop and timely produce the 787 and 747-8 aircraft; the ability of our suppliers and, as applicable, subcontractors to successfully and timely perform their obligations; the effect on our revenues of political and legal processes; changing defense priorities; and associated budget reductions by U.S. and international government customers affecting Boeing defense programs; our relationship with our union-represented workforce and the negotiation of collective bargaining agreements; the continuation of long-term trends in passenger and cargo traffic and revenue yields in the airline industry; the impact of volatile fuel prices and the airline industry’s response; the effect of declines in aircraft valuation; the impact on our revenues or operating results of airline bankruptcies; the extent to which we are called upon to fund outstanding financing commitments or satisfy other financing requests, and our ability to satisfy those requirements; the continuation of historical costs for fleet support services; the receipt of estimated award and incentive fees on U.S. government contracts; the future demand for commercial satellites and projections of future order flow; the potential for technical or quality issues on development programs, including the Airborne Early Warning and Control program, International KC-767 Tanker, other fixed-price development programs, or commercial satellite programs, to affect schedule and cost estimates, or cause us to incur a material charge or experience a termination for default; the outcome of any litigation and/or government investigation in which we are a party, and other contingencies; returns on pension fund assets, impacts of future interest rate changes on pension obligations and rising healthcare costs; our ability to access external capital resources to fund our operations; the amounts and effects of underinsured operations, including satellite launches; and the scope, nature or impact of acquisition or disposition activity and investment in any joint ventures/strategic alliances, including Sea Launch and United Launch Alliance, and indemnifications related thereto.

# # #

Contact:

Jim Proulx, Boeing Commercial Airplanes Communications (206) 766-1393

Russ Young, Boeing Commercial Airplanes Communications (206) 766-2926

Investor Relations (312) 544-2140